Exhibit 3.1

CERTIFICATE OF FORMATION

OF

CNH CAPITAL LLC

1.                                      The name of the limited liability company (the “LLC”) is CNH Capital LLC.

2.                                      The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

3.                                      This Certificate of Formation shall be effective on December 31, 2004 at 11:59 p.m. EST.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 31st day of December, 2004.

/s/ Mario Ferla
Mario Ferla, Authorized Person on behalf of CNH Capital LLC

STATE OF DELAWARE CERTIFICATE OF AMENDMENT 1. Name of Limited Liability Company: CNH Capital LLC 2. The Certificate of Formtion of the limited liability company is hereby amended as follows: The name of the limited liability company is CNH Industrial Capital LLC This shall be effective February 28, 2014. IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 10 day of February , A.D. 2014. By: Authorized Person(s) Name: Steven C. Bierman, Manager Print or Type